                                  EXHIBIT 5
                                  ---------

                      [Letterhead of Brouse & McDowell]


                               January 11, 1995




American Greetings Corporation
One American Road
Cleveland, Ohio  44144

     Re:  Secondary Shelf Registration on Form S-3 of 91,454
          Class A Common Shares of American Greetings Corporation

Gentlemen:

     We are acting as counsel to you in connection with the registration for public offering and sale of 91,454 shares of your Class A Common Shares, par value $1 per share (the "Shares"), by certain selling shareholders pursuant to registration rights granted to them by the Company. The Shares were acquired from the Company by the shareholders in transactions exempt from registration under the Securities Act of 1933.

     We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Shares to be offered and sold in the secondary offering are duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-3 filed by the Company to effect registration of the Shares and to the reference to this firm under the caption "Legal Matters" in the prospectus comprising a part of the Registration Statement.

                                        Very truly yours,


                                        /s/ Brouse & McDowell


                                        Brouse & McDowell